Exhibit 99.1

NEWS RELEASE
www.agcocorp.com
For Immediate Release

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO APPOINTS SONDRA BARBOUR TO BOARD OF DIRECTORS

DULUTH, GA – April 25, 2019 – AGCO, Your Agriculture Company, (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Sondra Barbour to its Board of Directors effective immediately. Ms. Barbour will serve on the Audit and Compensation committees. “We are delighted to have Sondra join our Board of Directors,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “She brings extensive leadership experience and deep information systems knowledge, which will provide an important perspective and contribution to our board.”

Ms. Barbour, who is 56, is the Retired Executive Vice President, Information Systems & Global Solutions, Lockheed Martin Corporation, a high technology aerospace and defense company. Ms. Barbour joined Lockheed Martin in 1986 and served in various leadership capacities and has extensive technology experience, notably in the design and development of large-scale information systems. From 2008 to 2013 she served as Senior Vice President, Enterprise Business Services and Chief Information Officer, heading all of Lockheed’s internal information technology operations, including protecting the company’s infrastructure and information from cyber threats. Prior to that role she served as Vice President, Corporate Shared Services and Vice President, Corporate Internal Audit providing oversight of supply chain activities, internal controls, and risk management. Ms. Barbour also serves as a director of Perspecta Inc. and 3M Company.

About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.4 billion in 2018. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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